UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 16, 2005
Glenayre Technologies, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-15761	98-0085742

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

825 8th Avenue, 23rd floor, New York, New York	10019

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 770-283-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.
Non-officer Director Compensation Program
     On December 16, 2005, the Board of Directors of Glenayre Technologies, Inc. (the “Company”) approved changes to the compensation paid to non-officer directors.
Prior Compensation
     Prior to such changes, non-officer directors received the following compensation.
•	an annual fee of $15,000 plus $1,500 for attendance at each Board of Directors meeting,

•	an annual fee of $4,000 for Audit Committee or Executive Committee participation,

•	an annual fee of $2,000 for each committee participation other than the Audit Committee or the Executive Committee,

•	an annual fee of $2,000 for each committee chair participation except the Executive Committee and Audit Committee chair positions which receive $8,000 and $4,000, respectively,

•	automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter, and

•	in connection with each Annual Meeting of Stockholders, a number of restricted stock units equal to $9,000 divided by the fair market value of the Common Stock on the last trading day immediately preceding such Annual Meeting.
New Compensation
     As a result of the changes, effective beginning January 1, 2006 non-officer directors will receive the following compensation.
•	an annual fee of $20,000 plus $1,500 for attendance in-person, and $500 for attendance via telephonic conference call, at each Board of Directors meeting,

•	an annual fee of $8,000 for Audit Committee participation,

•	an annual fee of $5,000 for Compensation and Plan Administration Committee participation,

•	an annual fee of $4,000 for Executive Committee participation,

•	an annual fee of $3,000 for Governance and Nominating Committee participation,

•	an annual fee of $4,000 for service as the lead independent director,

•	automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter, and

•	in connection with each Annual Meeting of Stockholders, a number of restricted stock units equal to $18,000 divided by the fair market value of the Common Stock on the last trading day immediately preceding such Annual Meeting.
     A summary of the compensation program for non-officer directors, as revised, is attached as Exhibit 10.1 and is incorporated herein by reference.
John V. Madison Letter Agreement
     On December 15, 2005, Entertainment Distribution Company, LLC (“EDC”), an indirect subsidiary of the Company, entered into a letter agreement with John V. Madison specifying the terms under which Mr. Madison will serve as Executive Vice President, Business Development, Sales & Marketing of EDC.
     Mr. Madison’s initial annual base salary will be $400,000. He will also be eligible to participate in an annual Bonus Plan for each calendar year on terms approved by EDC management. Under the Bonus Plan Mr. Madison may earn a bonus of up to 200% of his base salary based on the amount of EDC’s sales to customer’s other than Universal Music Group.
     Under the letter agreement, on May 31, 2005 Mr. Madison received Profits Interests, allocated among Tier One, Tier Two and Tier Three, as more fully described in EDC’s Limited Liability Company Agreement, that represent 5% of EDC’s total Profits Interests. These Profits Interests vest as follows: one-third will vest on January 2, 2006, one-third will vest on January 2, 2007 and the final one-third will vest on January 2, 2008; provided that the Profits Interests vest in full upon (1) a Change of Control of EDC (as defined in the letter agreement), (2) Mr. Madison’s death or disability or (3) termination by EDC without Cause or by Mr. Madison for Good Reason (as such terms are defined in the letter agreement).
     Mr. Madison’s letter agreement also contains non-competition and non-solicitation provisions which prohibit him for a period of two years from the termination of his employment from engaging in the CD and DVD manufacturing and physical distribution businesses, soliciting or accepting any EDC customer for purposes of marketing, selling or providing the kinds of products and services provided to customers by EDC, or inducing or attempting to induce any employee of EDC or its affiliates to terminate his or her employment with EDC or its affiliates, among other related prohibitions.
     Mr. Madison’s letter agreement specifies an initial three year term of employment. If Mr. Madison’s employment is terminated by EDC without Cause or by Mr. Madison for Good Reason (as such terms are defined in the letter agreement) during the first two years of the initial term, Mr. Madison is entitled to a severance amount equal to the amount of his base salary at the time of termination plus a prorated amount of his bonus under the Executive Bonus Plan for the then-current fiscal year, payable in equal bi-weekly installments over the 12-month period after termination. If Mr. Madison’s employment is terminated by EDC without Cause or by Mr. Madison for Good Reason (as such terms are defined in the letter agreement) during the third year of the initial term, Mr. Madison is entitled to continue to be paid his base salary at the time of termination through the end of the initial term plus a prorated amount of his bonus under the Executive Bonus Plan for the then-current fiscal year, payable in equal bi-weekly installments over the period remaining in the initial term. In addition, if Mr. Madison’s employment is terminated by EDC without Cause or by Mr. Madison for Good Reason (as such terms are defined in the letter agreement) during the initial term he is entitled to continued medical benefits for a period of 12 months following termination or until the end of the initial term, whichever ends soonest.
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

10.1	Summary of Non-officer Director Compensation Program

10.2	Letter Agreement between Entertainment Distribution Company, LLC and John V. Madison dated December 15, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glenayre Technologies, Inc
Dated: December 21, 2005	By:	/s/ Debra Ziola
		Name:	Debra Ziola
		Title:	Senior Vice President and Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, DC
EXHIBITS
CURRENT REPORT
ON
FORM 8-K
Date of Event Reported: December 16, 2005                            Commission File No: 0-15761
Glenayre Technologies, Inc.
EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Summary of Non-officer Director Compensation Program

10.2	Letter Agreement between Entertainment Distribution Company, LLC and John V. Madison dated December 15, 2005